EX-99.77I

Dreyfus  Premier  Short  Intermediate Municipal  Bond  Fund  (the
"Fund")

Terms of Certain New Share Classes
     Pursuant to Board action taken on September 10, 2002, October 10, 2002, and January 23, 2003, the Fund added the term "Premier" to its name, effective March 12, 2003. At the same time, Class A, B, and P shares were added, and existing shares were renamed "Class D shares." Accordingly, the Fund revised its Rule 18f-3 Plan and filed an Amended and Restated Agreement and Declaration of Trust with the State of Massachusetts.

     Shares of each Class have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption
as   set   forth  in  the  Fund's  charter,  except  for  certain
differences attributable to such Class as described in a Rule 18f-3 Plan adopted by the Fund. Class D shareholders will vote together with the new share classes on any matter affecting the Fund, but will vote separately with regard to matters affecting only Class D shares.

CLASS D
  Current shareholders will continue to be able to purchase Class D shares at net asset value ("NAV") with the same investment minimums. Class D share fees are unchanged except that shareholders no longer will pay a 1% redemption fee for
  shares  sold  within  30  days of  purchase.   With  regard  to
  dividends, earnings for Saturdays, Sundays and holidays are declared as dividends on the preceding business day instead of the following business day and are paid on the last calendar day of each month instead of the last business day of each month.

CLASS P
  Class P shares are offered at NAV with a minimum initial investment of at least $100,000
  Class P shares may be exchanged for Class A shares of Dreyfus long-term funds, and upon exchange will be subject to the applicable Class A sales load.

CLASS A
  Class A shares are offered with a front-end sales load, as indicated in the table below.
  For Class A purchases at NAV ($250,000 or more), a CDSC will be charged if such shares are redeemed during the first 18 months after purchase, at the rate of 0.50%.

CLASS A SHARES            Front-End
Amount of Transaction     Sales Load
Less than $50,000         2.00%
$50,000 to less than      1.75%
$100,000
$100,000 to less than     1.50%
$250,000
$250,000 or more          -0-



CLASS B

  Class B Shares are available only through exchanges of Class
  B shares of another fund in the Dreyfus Premier Family of Funds or Class B shares of certain funds advised by Founders Asset
  Management LLC, an affiliate of Dreyfus.


      Redemptions of Class B shares will be subject to the following contingent deferred sales charge ("CDSC") schedules:

                      Class B CDSC as a %
Year Since            of Amount Invested
Purchase Payment      or Redemption
Was Made              Proceeds
                      (whichever is less)
First                 4.00
Second                4.00
Third                 3.00
Fourth                3.00
Fifth                 2.00
Sixth                 1.00

     After 6 years, Class B shares will convert to Class A shares.

Shareholder  Services Plans, Rule 12b-1 Plans  and  related  Plan
Agreements.
     Class A, B and P shares will be subject to the same Shareholder Services Plans as other Dreyfus Premier Funds. Each such class will be subject to a 0.25% Shareholder Services Plan pursuant to which the Fund will compensate the Distributor for shareholder servicing activities related to those classes.
      Class  B  shares  also  will  be  subject  to  Rule  12b-1
  Distribution Plans to pay the Distributor for distribution activities, at an annual rate of 0.75% of the value of the Fund's average daily net assets.

      The Fund's operating and servicing procedures conform with those of other Dreyfus Premier Funds, except as noted above. The
Management Agreement and Distribution Agreement for the Fund remained unchanged.

     The Agreements and Plans mentioned above are fully described where indicated below:

Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit 99(a) of Post-Effective
Amendment No. 22 to the Registration Statement on Form N-1A, filed February 5, 2003.

Shareholder Services Plan is incorporated by reference to Exhibit
99(h)  of  Post-Effective Amendment No. 22  to  the  Registration
Statement on Form N-1A, filed February 5, 2003.

Service Plan is incorporated by reference to Exhibit 99(m)(1) of Post-Effective Amendment No. 22 to the Registration Statement on
Form N01A, filed February 5, 2003.

Distribution  Plan is incorporated by reference to Exhibit  99(m)
(2)  of  Post-Effective  Amendment No.  22  to  the  Registration
Statement on Form N-1A, filed February 5, 2003.

Rule 18f-3 Plan is incorporated by reference to Exhibit 99(n) of Post-Effective Amendment No. 22 to the Registration Statement on
Form N-1A, filed February 5, 2003.